Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Wilson W. Cheung

Chief Financial Officer

(510) 683-5900

Leslie Green

Green Communications Consulting, LLC

(650) 312-9060

AXT, Inc. Announces Second Quarter 2006 Results

Revenue Increases 22 Percent From Q1 2006

FREMONT, Calif., Aug. 2, 2006 — AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates today reported financial results for the second quarter ended June 30, 2006.  The company’s financial statements have been presented to reflect the opto-electronics division as a discontinued operation for all periods presented.

Second Quarter 2006 Results

Revenue for the second quarter of 2006 was $10.4 million, up 22 percent from $8.5 million in the first quarter of 2006. Total GaAs substrate revenue was $8.1 million for the second quarter of 2006, up 20 percent from $6.8 million for the first quarter of 2006.  Revenue in the second quarter from indium phosphide substrate sales was $613,000; germanium substrate sales was $169,000 and raw materials sales was $1.4 million.

Gross margin was 26.6 percent of revenue for the second quarter of 2006.  This included a benefit from the sales of approximately $802,000 in fully reserved wafers, which positively affected the quarterly gross margin by 7.7 percent.  By comparison, gross margin in the first quarter of 2006 was 17.8 percent.  This included a benefit from the sales of approximately $569,000 in fully reserved wafers and a $53,000 reversal of sales returns reserve, which positively affected the first quarter gross margin by a combined 7.3 percent.

Operating expenses were $4.4 million in the second quarter of 2006 compared with $3.8 million in the first quarter of 2006.  This increase was primarily the result of increased sales commissions as a result of higher revenues, additional de-commissioning expenses to close out our U.S. property, professional and legal fees, and severance payments.  Stock compensation expense for the second quarter of 2006 was $185,000, compared with $257,000 in the first quarter of 2006.

Loss from operations for the second quarter of 2006 was $1.7 million compared with a loss of $2.3 million for the first quarter.  The improvement in loss from operations was primarily due to the increase of gross profit partially offset by higher operating expenses.

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

AXT, Inc. Announces Second Quarter 2006 Results
Aug. 2, 2006

Net interest and other income for the second quarter of 2006 was $925,000 compared with net interest and other income of $366,000 for the first quarter.  Other income in the second quarter included a gain of $1.0 million on the sale of 300,000 shares of Finisar Corporation, compared to a gain of $376,000 on the sale of 100,000 shares of Finisar Corporation in the first quarter.

Net loss in the second quarter of 2006 was $876,000 or $0.04 per diluted share, compared with a net loss of $2.2 million or $0.10 per diluted share in the first quarter.

Management Qualitative Comments

“This has been an excellent quarter for AXT,” said Phil Yin, chief executive officer.  “Once again, we are pleased to report revenue and earnings that exceeded our expectations.  Our sales efforts continue to gain momentum and we are actively engaged in a number of new and returning customer qualifications.  Gross margins in the quarter were also above expectations, driven by growing volume, favorable product mix and the benefits of innovative cost-cutting measures, including improvements to our slicing, lapping and polishing processes.

“Sales of gallium arsenide substrates were particularly encouraging in the second quarter, increasing 20.3 percent from the first quarter.  Much of this strength came from growing demand for 2-inch to 4-inch semi-conducting gallium arsenide substrates used in LEDs and for 6-inch semi-insulating gallium arsenide substrates used in wireless handsets, and the overall constrained capacity in the industry.

“We are encouraged by this growing market demand because we believe that we are in an excellent position to benefit from the opportunity it creates.  In addition to having high quality products produced with VGF technology, we have two significant advantages:  First, our China production facility allows us to produce substrates in a low cost environment and reach economies of scale at lower volume productions.  Also, while demand is increasing, capacity for manufacturing 6-inch substrates is constrained.  However, we can rapidly and cost-effectively scale our manufacturing facility to accommodate increased market demand.  We have both the manufacturing space and the furnaces required to increase capacity without significant capital expense.  In fact, during the second quarter, we increased our capacity for 6-inch substrates by 50 percent and we are planning to add an additional 40 percent to our six-inch capacity by the end of the first quarter of 2007.

“Over the past year, we have focused tremendous energy into restoring and growing our customer base. The positive results are beginning to show in our continued revenue growth.  Our recovery signals our success in consistently providing high-quality products to our customers and is strengthened by the healthy and growing market for our products.”

Outlook for Third Quarter, Ending Sept. 30, 2006

AXT estimates that its revenue for the third quarter will increase to between $10.5 million and $11.0 million. Also, the company estimates that its net loss per diluted share will be between $0.05 and $0.07, which takes into account stock compensation expense of $600,000 as the company gives out annual grants to its employees.

AXT, Inc. Announces Second Quarter 2006 Results
Aug. 2, 2006

Conference Call

The company will also host a conference call today to discuss these results at 1:30 p.m. PT. The conference call can be accessed at (973) 935-2100 (PIN 7565185). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (973) 341-3080 until August 16, 2006. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge). The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com. The company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling (510) 683-5900. AXT is traded on the NASDAQ Global Market under the symbol AXTI.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements related to our aggressive growth plan, market growth, improvements in our product quality and in our manufacturing costs and efficiencies, and opportunities to grow our business, as well as expected quarterly financial results for the third quarter of fiscal 2006.  Such forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: our ability to increase sales and maintain product quality improvements, the potential outcome of securities litigation and other litigation filed against us, as well as any other actions that may be filed against us by current or former employees for wrongful termination or health and safety issues, overall conditions in the markets in which we compete, market acceptance and demand for our products, the impact of competitive products and pricing, and other factors as set forth in the company’s Form 10-K and other filings made with the Securities and Exchange Commission, all of which are difficult to predict and some of which are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, Inc. Announces Second Quarter 2006 Results
Aug. 2, 2006

AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Revenue	$10,355	$6,032	$18,826	$12,666
Cost of revenue	7,596	5,905	14,557	12,260
Gross profit	2,759	127	4,269	406

Operating expenses:
Selling, general and administrative	3,853	2,716	7,083	6,968
Research and development	571	423	1,105	785
Restructuring charge	—	237	(2)	362
Total operating expenses	4,424	3,376	8,186	8,115
Loss from operations	(1,665)	(3,249)	(3,917)	(7,709)
Interest income, net	111	131	239	250
Other income (expense), net	814	(196)	1,052	(301)
Loss before provision for income taxes	(740)	(3,314)	(2,626)	(7,760)
Provision for income taxes	138	18	456	53
Loss from continuing operations	(878)	(3,332)	(3,082)	(7,813)
Discontinued operations:
Gain from discontinued operations	2	53	3	411
Net loss	$(876)	$(3,279)	$(3,079)	$(7,402)

Basic and diluted loss per share:
Loss from continuing operations	$(0.04)	$(0.14)	$(0.14)	$(0.34)
Gain from discontinued operations	0.00	0.00	0.00	0.02
Net loss per share	$(0.04)	$(0.14)	$(0.14)	$(0.32)

Shares used in computing basic and diluted loss per share	23,052	23,079	23,019	23,113

AXT, Inc. Announces Second Quarter 2006 Results
Aug. 2, 2006

AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	June 30,	December 31,
	2006	2005
Assets:
Current assets
Cash and cash equivalents	$11,053	$17,472
Short-term investments	6,199	5,555
Accounts receivable, net	7,429	5,226
Inventories, net	16,192	16,156
Prepaid expenses and other current assets	3,602	1,801
Total current assets	44,475	46,210

Property, plant and equipment, net	16,648	17,306
Other assets	3,743	3,832
Restricted deposits	7,300	7,450
Total assets	$72,166	$74,798

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$3,453	$3,070
Accrued liabilities	5,531	6,028
Accrued restructuring	—	465
Current portion of long-term debt	450	300
Total current liabilities	9,434	9,863

Long-term debt, net of current portion	6,952	7,420
Other long-term liabilities	1,958	1,897
Total liabilities	18,344	19,180

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	156,205	155,464
Accumulated deficit	(107,855)	(104,776)
Other comprehensive income	1,940	1,398
Total stockholders’ equity	53,822	55,618
Total liabilities and stockholders’ equity	$72,166	$74,798